Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hayes Lemmerz International, Inc.
We consent to incorporation by reference in the registration statement (No. 333-110684) on Form S-8 of Hayes Lemmerz International, Inc. of our reports dated April 18, 2006, with respect to the consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries (the Successor) as of January 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended January 31, 2006 and 2005, and for the period from June 1, 2003 to January 31, 2004 (Successor periods), and the period from February 1, 2003 to May 31, 2003 (Predecessor period), and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2006 and the effectiveness of internal control over financial reporting as of January 31, 2006, which reports appear in the January 31, 2006 annual report on Form 10-K of Hayes Lemmerz International, Inc.
Our report dated April 18, 2006 contains an explanatory paragraph that states that on June 3, 2003, the Company emerged from bankruptcy pursuant to a Plan of Reorganization confirmed by the Bankruptcy Court by order dated May 12, 2003. Accordingly, the consolidated financial statements of the Successor have been prepared in conformity with the fresh start accounting provisions of the AICPA’s Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” As a result, the consolidated financial statements of the Successor are presented on a different basis than that prior to the reorganization and, therefore, are not comparable in all respects. Also, for the year ended January 31, 2006, our report refers to the elimination of the one-month lag previously related to the consolidation of the financial statements of international subsidiaries.
Our report dated April 18, 2006, on management’s assessments of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 31, 2006, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of January 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified and included in management’s assessment related to ineffective reconciliation procedures associated with income tax matters. Because of this deficiency, management did not detect errors in the accounting for income taxes amounts in a timely manner as of and for the year ended January 31, 2006. Specifically, errors were detected in current and deferred income tax expense, deferred tax assets and liabilities, as well as intra-period allocation of income tax among continuing operations, discontinued operations and other comprehensive income.
/s/ KPMG LLP
Detroit, Michigan
April 18, 2005